Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 30, 2020 (the “Effective Date”) is made and entered by and between Wall Street Acquisitions Corp a Delaware corporation whose address is 4440 S. Piedras Dr. Suite 136, San Antonio, TX 78228 (the “Company”), and Jimmy Ramirez, an individual whose address is 4440 S. Piedras Dr. Suite 136, San Antonio, TX 78228 (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to employ the Executive as President;

WHEREAS, the Executive wishes to be employed by the Company as President;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Annual Base Salary” means the Executive’s annual base salary rate. As of the Effective Date, Executive’s annual base salary is $0.00 and subject to good faith negotiation and consistent with industry standards as shall be determined upon completion of the public offering of the shares of the Company (the “Offering”).

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means:

(i) an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(ii) any serious crime or intentional, material act of fraud or dishonesty against the Company;

(iii) the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or Executive;

(iv) habitual neglect of Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Board to the Executive;

(v) the disregard of written, material policies of the Company or its subsidiaries which causes other than immaterial loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to the Executive; or

(vi) any material breach of the Executive’s ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof by the Board to the Executive.

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(c) “Disability” means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(d) “Good Reason Termination” means:

(i) a material diminution in the Executive’s base compensation or target bonus below the amount as of the date of this Agreement or as increased during the course of his employment with the Company, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive’s base compensation occurs within (A) 60 days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time of Executive’s Termination Date or (B) twelve (12) months after the date upon which such a Change in Control occurs;

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) a requirement that that the Executive report to a corporate officer or employee of the Company instead of reporting directly to the Board (or if the Company has a parent corporation, a requirement that the Executive report to any individual or entity other than the board of the ultimate parent corporation of the Company);

(iv) a material diminution in the budget over which the Executive retains authority;

(v) a material change in the geographic location at which the Executive must perform services; or

(vi) any action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive’s Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(h) “Target Bonus” N/A. and subject to good faith negotiation and consistent with industry standards as shall be determined upon completion of the Offering.

(i) “Termination Date” means the last day of Executive’s employment with the Company.

(j) “Termination of Employment” means the termination of Executive’s active employment relationship with the Company.

2. Termination Unrelated to a Change in Control. N/A. and subject to good faith negotiation and consistent with industry standards as shall be determined upon completion of the Offering.

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3. Termination Related to a Change in Control. N/A. and subject to good faith negotiation and consistent with industry standards as shall be determined upon completion of the Offering.

4. Term of Agreement. This Agreement shall continue in full force and effect until the second anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for additional one (1) year renewal periods (a “Renewal Term”) if Executive is employed by the Company on the last day of the Initial Term and on each Renewal Term; provided, however, that within the sixty (60) to ninety (90) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Board may propose for consideration by Executive, such amendments to the Agreement as it deems appropriate. If Executive’s employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

5. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 5(a) and 5(b) herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 5(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

6. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

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7. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

8. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

10. Board Membership. At each annual meeting of the Company’s stockholders prior to the Termination Date, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

11. Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12. Employee Benefits. Executive will be eligible to participate in the Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

13. No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset substantially similar benefits provided to Executive pursuant to another Company policy, plan or agreement (including without limitation the Symantec Corporation Executive Severance Plan and the Symantec Corporation Executive Retention Plan).

14. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2 and 3, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

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N WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WALL STREET ACQUISITIONS CORP

By:	/S/ FRANKLIN OGELE
Name: FRANKLIN OGELE
Title: Vice President, Chief Financial Officer, General Counsel and Secretary

EXECUTIVE

/S/ JIMMY RAMIREZ
Jimmy Ramirez

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